________________________________________________________________________
Press Release
For Immediate release

________________________________________________________________________
Invesco Ltd. Announces March 31, 2010
Assets Under Management

Investor Relations Contact: Jordan Krugman   404-439-4605
Media Relations Contact:     Doug Kidd            404-479-2922

Atlanta, April 9, 2010 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $419.6 billion.  Average assets under management during the first quarter of 2010 were $417.6 billion, a 0.6% decrease from the fourth quarter 2009.  Long-term net inflows continued to improve quarter over quarter, which were offset by outflows from institutional money markets as well as by the significant depreciation of the British Pound against the U.S. Dollar.  In addition, the total net revenue yield was slightly lower than that reported for the fourth quarter of 2009 as a result of lower performance fees and transaction fees, as well as the day count impact in the first quarter of 2010.

	Average AUM		Ending Assets Under Management
(In billions)	Avg. Q1 2010 (a)	Avg. Q4 2009	Mar. 31, 2010 (a)	Feb. 28, 2010	Jan. 31, 2010	Dec. 31, 2009
Total AUM ex Institutional Money Market	$342.3	$337.7	$350.6	$336.4	$336.4	$343.9
Money Market Institutional	$75.3	$82.6	$69.0	$76.5	$76.2	$79.2
Total	$417.6	$420.3	$419.6	$412.9	$412.6	$423.1

(a) Preliminary – subject to adjustment.

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security.  By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

###

                                                  ______________________________
                                                  Invesco Ltd.
                                                  Two Peachtree Pointe
                                                  1555 Peachtree Street, N.E.
                                                  Atlanta, Georgia  30309

                                                  Telephone:  404 479 1095